Exhibit 10.14

December 10, 2012

Mr. Ricardo Anzaldua

[address redacted]

Dear Ricardo:

I am pleased to offer you employment with MetLife Group, Inc. in the position of Executive Vice President and General Counsel of MetLife, Inc., MetLife Group, Inc. and Metropolitan Life Insurance Company, subject to the approval of MetLife’s Compensation Committee and Board of Directors.

In your new role, you will report to me and be based initially in our offices located at 1095 Avenue of the Americas, New York, New York. Your starting annual base salary shall be $475,000 payable semi-monthly (on the 15th and last work day of each month), and we anticipate that your starting date will be December 17, 2012, or on such other date as you and I agree.

In addition to your base salary, you will be eligible for an award under the MetLife Annual Variable Incentive Plan (AVIP) and for long-term stock-based incentive awards. While the actual amount of AVIP and long-term stock-based incentive awards are discretionary, heavily influenced by company and individual current and expected performance and vary from year to year, with no amounts or targets guaranteed, for at least the 2013 performance year, the total annualized base and target incentive compensation opportunity for which you will be considered will be approximately $2,225,000 (based on a target AVIP award opportunity of $550,000 and long-term stock-based target of $1,200,000, which we anticipate will be a combination of Performance Shares and Stock Options). Each year AVIP and long-term incentive awards are generally made by the middle of March, and in order to receive any payment or award grant you must be actively at work on the date such awards and payments are made as determined by the applicable plan or program.

Based on the information you provided us, we understand you will forfeit certain compensation awards from your current employer if you accept employment with us. With the understanding you shall be joining MetLife late in the 2012 performance year, and as a result not considered for incentive compensation for such performance period, I will recommend to MetLife’s Compensation Committee and Board of Directors that you be offered the following:

•

A one-time sign-on payment of $500,000, which will be paid to you in the first paycheck following thirty (30) completed calendar days of service with MetLife. Please understand that if you voluntarily terminate your employment with us prior to your first

•	employment anniversary date, you will be required to repay the full amount of this payment.

•

A one-time award of $450,000 in MetLife, Inc. Restricted Stock Units effective on or after the date you begin employment. This award is subject to vesting for continuous service with MetLife through the third anniversary of the grant date and the other terms of MetLife’s prevailing Management Restricted Stock Unit Agreement and the MetLife, Inc. 2005 Stock and Incentive Compensation Plan. The number of Restricted Stock Units will be determined by dividing this amount by the closing price of MetLife, Inc. common stock on the grant date, and rounding up to the nearest whole number of Restricted Stock Units.

Further, in consideration of your need to relocate in connection with this position, the Company will provide you with up to $10,000 in monthly housing allowance, which will be grossed-up for all applicable tax withholding (“Housing Allowance”), for each of the first 12-months of your employment with MetLife. In order to receive each monthly Housing Allowance, you must be employed out of our offices located at 1095 Avenue of the Americas and be a MetLife employee on the first day of each calendar month. The actual amount of monthly Housing Allowance will be limited to your submitted housing or rental, expense incurred during that month. You will need to submit receipts or a copy of an executed lease agreement to substantiate your housing related expenses.

Additionally, provided you purchase a new primary residence on or before August 31, 2014, you will be eligible for a relocation allowance (“Relocation Allowance”) in the amount of $150,000, less applicable taxes and other required wage withholding. This amount will be paid to you in a lump sum as soon as practicable after your submission of confirmatory documentation showing that you have purchased a new primary residence, which you must do within 30 days after your purchase, provided you are still employed with MetLife on the date the payment is made. Moreover, should you voluntarily terminate your employment before the first anniversary of your employment start date, you will be required to repay the full total amount of all Housing Allowances previously paid to you. Likewise, should you voluntarily terminate your employment within 12-months of receiving the Relocation Allowance, you will also be required to repay MetLife the full amount of this payment. You will not have the opportunity to defer either your Relocation Allowance or Housing Allowance payments.

MetLife has an Executive Stock Ownership Program covering employees at the Senior Vice President level and above. The program provides that individuals in these positions should own MetLife, Inc. common stock in an amount at least equal to a multiple from 2 to 7 times his or her annual base salary rate. At your executive officer level, you will be responsible for owning 3 times your annual base salary rate. Ownership includes shares and share equivalents acquired through our long-term stock-based incentive award programs and other company sponsored programs such as the MetLife Company Stock Fund of the Savings and Investment Plan (called “SIP”) and the Auxiliary Savings and Investment Plan, as well as shares purchased in the open market. While there is no official time frame for reaching the minimum ownership requirement, you are expected to hold all “profit shares” you receive from exercising any Stock Options and any shares you receive (or defer) in payment from Performance Share or Restricted Stock Unit awards until you meet your expected ownership level.

Under MetLife’s Insider Trading Policy, certain employees must obtain prior approval from the MetLife, Inc. Corporate Secretary’s office before trading in MetLife securities, including transactions involving MetLife, Inc. common stock. You will be subject to these requirements, and you will be notified and given instructions on how to request clearance for such transactions.

MetLife has a competitive and comprehensive array of benefits designed to provide you with choice and flexibility. Under our current program, you will be eligible for healthcare and dental coverage on the first of the month following 30 days of service. Our current program also provides for limited severance pay if your employment is involuntarily terminated under certain circumstances. As an officer subject to the reporting requirements of Section 16 of the Securities Exchange Act, you are also covered under our current program providing limited severance pay if your employment ends under certain circumstances following a change-in-control of MetLife, Inc. Your participation in MetLife’s benefit programs is subject to the terms of each benefit plan. Basic information about MetLife’s benefits and eligibility for those programs can be found in the attached Benefits Overview, and more specific information about your benefits will be delivered shortly after your employment date. At that time, a member of the Executive Benefits team will contact you to set up an introductory call to review all of your benefits-related enrollments.

In addition, you will be given the opportunity to defer select types of compensation in accordance with the terms of the MetLife deferred compensation plans. You will receive additional details about compensation eligible for deferral shortly after your employment date. Please note that your sign-on payment and sign-on RSU award are not eligible for deferral. Income taxes, including employment taxes, will be withheld and deposited as appropriate to each payment type described in this letter. Please review the specific information that will be provided to you regarding each type of award or program described in this letter, because tax consequences can vary depending on the type of payment.

Beginning in 2013, you will be eligible for 22 paid-time-off (PTO) days and 3 Personal/Family days on an annual basis. You will also be provided with ground transportation services for business and certain personal purposes consistent with MetLife’s practices for executive officers.

Our offer is contingent on a satisfactory background check, which may include fingerprinting, professional reference checks, and the successful passing of a drug-screening test (which should be completed as soon as possible). This offer is subject to withdrawal if, among other circumstances, the background check, reference checks or drug-screening test do not meet MetLife requirements. This offer is also contingent upon your being able to produce evidence of your work authorization in the United States. If you require sponsorship, please let me know so we can review available options. Further, if you are restricted or limited in any way from working for MetLife by the terms of any agreement with any prior employer, including but not limited to your current employer, it is critical that you bring this to my attention immediately before accepting this offer. In accepting this offer, you are making the representation to us that you are not subject to any such restrictions or limitations.

As a condition of employment, you will be required to sign the attached Agreement to Protect Corporate Property. This agreement provides MetLife with measures of protection against the use of client relationships, solicitation of employees and the safeguarding of confidential and proprietary information following the discontinuance of your employment with us.

This offer of employment is based on our confidence that your employment with MetLife will be a mutually rewarding and enriching experience, but it is not an employment contract, and does not represent a guarantee of continued employment for any period of time. Employment at MetLife is “employment at will,” which means that either you or MetLife may terminate the relationship at any time with or without cause or notice. For the avoidance of doubt, this letter supersedes any and all other letters previously provided to you, and such other letters are hereby null and void and of no further effect.

Ricardo, I look forward to your accepting our job offer, and I am confident you will be a great addition to the team. There are many opportunities for strong leaders to contribute to the achievement of our vision and strategic objectives. I know you will find the position both challenging and rewarding. To accept our offer, please return one signed copy of this letter and the enclosed Agreement to Protect Corporate Property to Jill Corsi in the enclosed envelope as soon as possible. Please feel free to give me a call with any questions that you may have at (212) 578-0337 or call Frans Hijkoop at (212) 578-6882.

Sincerely,		I accept this job offer.

By:	/s/ Steven A. Kandarian	By:	/s/ Ricardo Anzaldua
	Steven A. Kandarian		Ricardo Anzaldua
Chairman, President & Chief Executive Officer

4